Exhibit 16.1

June 16, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 16, 2004 of Actuate Corporation and are in agreement with the statements contained in the second sentence of paragraph a)(i), paragraphs a)(ii), a)(iv), the first paragraph of a) (v), the first two sentences of the second paragraph of a)(v), and the first sentence of a)(vi) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement concerning the lack of certain internal controls related to the detection of side letters and the process of investigating customer assertions regarding terms not specified in the agreements, included in the second paragraph of a)(v) on page 2 therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the registrant’s 2003 financial statements.

Very truly yours,

/s/ Ernst & Young LLP